EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-52799 and 333-08789) of Lucent Technologies Inc. of our report dated June 24, 2005 relating to the financial statements and the supplemental schedule of the Lucent Savings Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCooper LLP

Florham Park, NJ
June 24, 2005